Exhibit 99.1

GSI Technology Updates Outlook Regarding Third-Quarter Fiscal 2012 Revenues

SUNNYVALE, Calif. --January 10, 2012--GSI Technology, Inc. (Nasdaq: GSIT) announced that, on the basis of preliminary financial results, the Company expects that net revenues for its third fiscal quarter ended December 31, 2011 will exceed the top end of its previous guidance of $18.2 million to $19.2 million provided on October 27, 2011, although the Company is not yet in a position to announce actual revenues for the third quarter.

GSI also reported that direct and indirect sales to its largest customer, Cisco Systems, are expected to be approximately $9.7 million in the third quarter, compared to $7.9 million in the previous quarter. The Company cautioned that these results are preliminary and subject to change.

GSI expects to release its third-quarter financial results at the market close on Thursday, January 26, 2012. Management will also conduct a conference call to review the Company’s financial results. Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 1:30 p.m. PST (4:30 p.m. EST) on January 26, 2012. To participate in the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the above start time and provide Conference ID 40911890. You may also listen to the teleconference live via the Internet at www.gsitechnology.com. For those unable to attend, this web site will host an archive of the call.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly financial closing process, which could result in adjustments to the preliminary third-quarter financial results mentioned in this release. Further information regarding other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

CONTACT:
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802
or
Silverman Heller Associates
Philip Bourdillon/Gene Heller
310-208-2550